EXHIBIT 2.2
                           ESCROW AGREEMENT

     This Escrow Agreement ("Agreement") is made and entered into as of August 25, 1995, by and between Newell Co., a Delaware corporation ("Newell"), and Carl Philips, (the "Shareholder") and Firstar Trust Company, (the "Escrow Agent").

          WHEREAS, Newell, Philips Acquisition Co., a New York corporation ("Acquisition"), Philips Industries, Inc., a New York corporation ("Company"), and the Shareholder have entered into an Agreement and Plan of Reorganization dated August 25, 1995 (the "Reorganization Agreement"), providing for the merger of Acquisition with and into Company (the "Merger") and the conversion of the issued and outstanding shares of common stock of Company into shares of common stock of Newell (the "Newell Common Stock") pursuant to the Plan of Merger dated August 25, 1995 between Acquisition and Company (the "Plan of Merger");

          WHEREAS, Newell has relied upon the representations and warranties of Company and the Shareholder contained in the Reorganization Agreement and in agreements, schedules, exhibits, certificates and other documents delivered pursuant to the Reorganization Agreement (collectively, the "Related Documents");

          WHEREAS, one of the conditions precedent to the obligation of Newell to consummate the Merger is the execution and delivery of this Agreement, pursuant to which the Shareholders agree to indemnify and hold Newell harmless against and in respect of certain matters more particularly described herein; and this Agreement is being made to induce Newell to consummate the Merger.

          NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties agree as follows:


                               ARTICLE I
                              The Escrow

     1.01 Deposit in Escrow. At the Closing (as defined in the Reorganization Agreement), the Shareholder shall deposit with the Escrow Agent, to be held in escrow on the terms hereinafter set forth, certificates representing the number of shares of Newell Common Stock set forth opposite the Shareholder's signature hereto (the "Escrow Shares") which certificates shall be accompanied by duly executed stock powers endorsed in blank. Such shares of Newell Common Stock will constitute the Escrow Shares.

     1.02 Escrow Property. The Escrow Shares deposited in accordance with the terms hereof together with all dividends and other distributions, including cash dividends (the "Escrow Property"), shall be held by the Escrow Agent on the terms hereinafter set forth. The Escrow Agent shall cause all cash representing the Escrow Property to
be invested in the Portico U.S. Treasury Money Market Fund.   The

Escrow Agent shall not be responsible for any interest or income on such cash except as actually received.

     1.03 Distributions on Escrow Property. All dividends and other distributions paid or made with respect to the Escrow Shares, whether in the form of cash, Newell Common Stock or other securities or property, and such dividends and other distributions shall constitute part of the Escrow Property.

     1.04 Taxes and Charges on Escrow Property. The Shareholder shall be responsible for and shall pay and discharge all taxes, assessments and governmental charges imposed on or with respect to the Escrow Property. The Escrow Agent shall report to the Internal Revenue Service the amount of cash dividends received by it with respect to the Escrow Shares as having been received by Shareholder.

     1.05 Voting Rights. Escrow Shares held by the Escrow Agent hereunder shall remain registered in the name of the Shareholder, and the Shareholder shall be entitled to exercise all voting rights with respect thereto.


                              ARTICLE II
                    [  Intentionally Left Blank  ]


                              ARTICLE III
                  Indemnification and Other Payments

     3.01 Indemnification. Notwithstanding any investigation at any time made by or on behalf of Newell or any information which Newell may have in respect of the business and assets of the Company, except where Newell had actual (not constructive) knowledge prior to Closing under the Agreement, the Shareholder agrees to indemnify and hold Newell and its subsidiaries (including Company) and affiliates (sometimes collectively referred to as "Newell") harmless from and against any and all claims, demands, liabilities, actions or causes of action, losses and damages, including but not limited to reasonable attorneys' fees, witness fees, and other reasonable out-of-pocket expenses and all fines, penalties, assessments, judgments and amounts paid in settlement (collectively, "Damages"), suffered or incurred by Newell arising out of, resulting from or in respect of the following:


          (i) any inaccuracy in any representation or breach of any warranty made by or on behalf of Company or the Shareholder in or pursuant to the Reorganization Agreement or in any of the Related Documents;





          (ii) any failure of Company or the Shareholder duly to perform or observe any term, provision, covenant, agreement or condition in the Reorganization Agreement or any of the Related Documents.

          (iii) any amount in excess of $25,000 for legal fees and expenses incurred after the date hereof, or required to be paid to Shelton Leigh Palmer & Co. as a result of (x) a settlement approved by Shareholder of the litigation known as Shelton Leigh Palmer & Co. v. Philips Industries, Inc., New York Supreme Court, Queens County, Index 109120/94 or (y) a final unappealable judgment entered therein. Such litigation shall be under the supervision of Shareholder who shall have the right, in his absolute discretion, as to how to proceed and/or settle such litigation.

Each of the above shall be subject to the limitation on survival set forth in Article VIII of the Reorganization Agreement.

     3.02 Determination of Damages. The aggregate liability of the Shareholder for Damages incurred pursuant to Sections 3.01(a)(i), (ii) and (iii) of this Agreement, shall be limited to the amount by which such Damages exceed $100,000.

     3.03 Limitation of Liability. The parties hereto understand and agree that the Escrow Agreement and the procedures relating thereto as set forth in the Escrow Agreement have been established as the sole means and method of providing for compliance by the Company and the Shareholder with the obligations of the Company and the Shareholder under the Reorganization Agreement and this Agreement after the Merger has become effective, including the obligations of indemnity set forth in the Reorganization Agreement. The parties hereto understand and agree that and the procedures as set forth in this Agreement have been established as the sole means and method of providing a remedy to Newell for breach of any of the representations , warranties, covenants and agreements of the Company or the Shareholder under the Reorganization Agreement after the Merger has become effective. Notwithstanding anything contained in this Agreement or the Reorganization Agreement to the contrary, Newell agrees that, except to the extent provision has been made therefor under this Agreement, the Company and the Shareholder shall have no liability with respect to any claim, cause of action, obligation of indemnity, breach of representation or warranty or other matter of any nature or character whatsoever arising under or in connection with the Reorganization Agreement after the Merger has become effective. Newell agrees that after the Merger has become effective its exclusive remedy for any such claim, cause of action, obligation of indemnity, breach of representation or warranty, or other matter shall be its rights against the Escrow Property.

     3.04 Indemnification Notice. Newell will give written notice (the "Indemnification Notice") to the Escrow Agent and the Shareholder's Agent of any claim which Newell discovers or of which it receives notice which might give rise to a claim against the Escrow Property under Section 3.01 hereof (a "Claim"). Newell's right to indemnification from the Escrow Property shall apply only to those Claims of which Newell shall have given an Indemnification Notice to the Escrow Agent and the Shareholder's Agent not later than the first anniversary of the Effective Time. Any covenant, agreement, representation or warranty which is the subject of a Claim shall continue to survive, as to such Claim, until such Claim is finally determined as herein provided.

     3.05 Claims against the Shareholder. The Shareholder shall have a period of 30 days from the date the Indemnification Notice is given to provide written notice ("Object" or an "Objection") to Newell and the Escrow Agent of an objection to the Claim identified in the Indemnification Notice. Such Objection shall be to the merits or the amount of the Claim or to both the merits and the amount of the Claim. If the Shareholder fails to Object within such 30 day period, the Shareholder shall be conclusively presumed to have agreed to indemnify and hold Newell harmless with respect thereto and Newell shall be entitled to be indemnified for all Damages with respect to such Claim. Newell and the Shareholder shall discuss any Claim as to which the Shareholder objects and attempt to agree upon the amount which is to be paid to Newell with respect to such Claim. To the extent that Newell and the Shareholder agree that Newell is entitled to be indemnified for Damages with respect to any such Claim and the amount of such Damages, they shall give joint written notice to the Escrow Agent to that effect. If Newell and the Shareholder have not agreed as to whether Newell is entitled to indemnification for Damages with respect to any such Claim and/or the amount of such Damages to which Newell is to be paid with respect to any such Claim within 30 days (which period may be extended upon the written agreement of Newell and the Shareholder and notice thereof given to the Escrow Agent) after the date the notice of Objection is given to Newell and the Escrow Agent, either party may thereafter institute an appropriate arbitration proceeding under the auspices of the American Arbitration Association in New York City, with respect to the matters which have not been agreed upon. Each of the parties hereto agrees that a final arbitration ruling in any such proceeding shall be conclusive and binding on such party.

     3.06 Third Party Claims. In the event the Indemnification Notice relates to a Claim asserted against Newell by a third party, Newell shall use its reasonable efforts to give notice to the Shareholder within ten (10) days of its receipt of service of any suit or proceeding which may be the subject of a Claim. Newell shall have the right to undertake and control the defense of such Claim and shall have the right to pay, compromise or settle any such Claim without the consent of the Shareholder; provided, however, that if within 20 days after the date the Indemnification Notice has been given, the Shareholder acknowledges in writing without qualification or condition the obligation of the Shareholder to indemnify Newell with respect to such Claim, the Shareholder shall have the right to control the defense of such Claim and Newell shall be required to seek the consent of the Shareholder to any payment, compromise or settlement of such Claim, which consent shall not be unreasonably withheld. If such acknowledgment is given, or upon a final determination that Newell is entitled to indemnification hereunder, all Damages incurred in respect of any such Claim shall be paid from the Escrow Property.

     3.07 Payment of Claims. The Escrow Agent shall continue to hold the Escrow Property pending the occurrence of any of the following:
(a) receipt by the Escrow Agent of a written Indemnification Notice from Newell referred to in Section 3.03 hereof setting forth the amount of the Damages, the amount owed to Newell pursuant to Section
3.01 hereof, in each case as to which the Shareholder fails to Object on a timely basis; (b) receipt by the Escrow Agent of written notice from Newell and the Shareholder referred to in Section 3.03 hereof setting forth the amount of the Damages, or the amount owed to Newell pursuant to Sections 3.01 hereof, (c) receipt by the Escrow Agent of an acknowledgment from the Shareholder referred to in Section 3.04 hereof of the obligation of the Shareholder to indemnify Newell and a notice from Newell setting forth the amounts paid to settle a claim with Shareholder approval or amounts paid in satisfaction of a judgment relating to such claim and all Damages in connection therewith; or (d) receipt by the Escrow Agent of a true copy, certified by a court of competent jurisdiction, of a final unappealable order, judgment or decree establishing Newell's claim to indemnification. Upon receipt of any of the foregoing, the Escrow Agent shall deliver to Newell such portion of the Escrow Property as shall equal the amount of the Damages or claim which is to be paid to Newell. For this purpose, the Escrow Shares shall be valued at $25.8625 per share. Escrow Shares shall be paid to Newell prior to payment to Newell of any other portion of the Escrow Property except to the extent required to pay less than $25.8625.

     3.08 In the event of any dispute hereunder, the prevailing party shall be entitled to reimbursement of its reasonable legal fees and expenses in connection with such dispute.


                              ARTICLE IV
                              Termination

     4.01 Termination Date. The escrow created by this Agreement shall terminate on the first anniversary of the Effective Time or, if at that time a Claim or Claims made pursuant to Article III hereof is or are pending, upon the final resolution of the last such Claim (the "Termination Date").

     4.02 Partial Release of Escrow Property. The number of shares of Newell Common Stock held by the Escrow Agent shall be reduced promptly after the first anniversary of the Effective Date to that number of shares which, when multiplied by $25.8625 shall equal 125% of the aggregate amount of any claims which are then pending (as such claims and related expenses are reasonably estimated by Newell). The shares, if any, released from escrow as a result of such reduction shall be distributed to the Shareholder. As Claims are settled or otherwise disposed of, the retained Escrow Property shall be reduced accordingly.

     4.03 Distribution of Escrow Property. On the Termination Date, any remaining Escrow Property shall be distributed to Shareholder.

     4.04 Fractional Interests. No fractional share of Newell Common Stock shall be distributed and the Escrow Agent is authorized and directed to sell shares of Newell Common Stock in order to avoid distribution of fractional interests and to deliver the cash equivalent thereof to the extent cash is not then available therefor.


                               ARTICLE V
                            The Escrow Agent

     5.01 Rights and Obligations. The Escrow Agent, its officers, directors, employees, and agents (a) shall not be liable for any error of judgment, any mistake of fact or law or any act done or omitted by it in good faith, unless as the result of its gross negligence or willful misconduct; (b) shall be entitled to treat as genuine any letter or other document furnished to it by Newell, the Company or the Shareholder's Agent and believed by it to be genuine and to have been signed and presented by the proper party or parties; and (c) shall be paid by Newell for its services at its customary rates as in effect from time to time and its out-of-pocket expenses (including but not limited to the reasonable attorneys' fees and disbursements of its counsel); (d) shall be entitled to consult with counsel of its own choosing with respect to any matter that arises hereunder and shall not be liable for action taken or omitted to be taken by it in good faith, and in accordance with the advice of such counsel; (e) shall be entitled to resign and be discharged from its duties hereunder by giving written notice of such resignation to Newell and Shareholder specifying a date not less than 30 business days following the date of such notice when such resignation shall take effect, at which time the successor escrow agent selected by Newell with the prior written approval of Shareholder shall accept such appointment and the Escrow Property held hereunder; and (f) shall be indemnified and held harmless by Newell and Shareholder, jointly and severally, against any and all costs, expenses, damages and liabilities incurred by it hereunder except for those incurred by it as a result of its own willful misconduct or negligence. Any successor Escrow Agent shall execute a copy hereof, acknowledging its agreement to the terms hereof.


                              ARTICLE VI
                             Miscellaneous

     6.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered in person, (b) one business day after deposit with a nationally recognized overnight courier service, (c) two business days after being deposited in the United States mail, postage prepaid, first class, registered or certified mail, or (d) the business day on which it is sent and received by facsimile, as follows:

          If to the Escrow Agent:
               Firstar Trust Company
               615 East Michigan Street
               Milwaukee, WI  53202
               Attention: William Caruso

          If to Newell:
               Newell Co.
               29 East Stephenson Street
               Freeport, Illinois  61032
               Attention: William T. Alldredge
               Facsimile: (608) 365-8290

               and

               Mr. Richard H. Wolff
               Associate General Counsel
               Newell Co.
               4000 Auburn Street
               Rockford, Illinois  61125-7018
               Facsimile: (815) 969-6106

          If to Shareholder:
               to the address set forth
               on the signature page hereto

          With a copy to: Kenneth Gliedman
                          SPITZER & FELDMAN, P.C.
                          405 Park Avenue
                          New York, N Y  10022
                          Facsimile:  (212)  838-7472

     6.02 Headings and Definitions. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     6.03 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York .

     6.04 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     6.05 Fees.   All fees and charges of Escrow Agent for its
services hereunder, including disbursements, will be paid by Newell.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                   NEWELL CO.
Number of Newell Shares
   Deposited                       /s/ Richard H. Wolff
- -----------------------            -----------------------

                                   By: Richard H. Wolff
                                   Title:Secretary




     30,159                        /s/ Carl Philips
                                   -----------------------
                                   CARL PHILIPS
                                   1 W.  64th Street, Apt. 3B
                                   New York, New York  10023




                         FIRSTAR TRUST COMPANY, as Escrow Agent
Attest:

/s/Charles F. Pedersen        /s/ William Caruso
- ----------------------        -------------------
Charles F. Pedersen           By: William Caruso
Assistant Secretary           Title:Assistant Vice President